ENHANCED GROUP INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
Effective May 8, 2026
1. Purpose
The purpose of this Non-Employee Director Compensation Program (the “Program”) is to establish the compensation payable by Enhanced Group Inc. (the “Company”) to members of the Company's Board of Directors (the “Board”) who are not employees of the Company or any of its subsidiaries (each, a “Non-Employee Director”) for their service on the Board and its committees.
The Program is intended to provide compensation that is competitive with market practices for companies of comparable size and profile and to support the Company's ability to attract and retain qualified directors.
2. Eligibility
Each Non-Employee Director shall be eligible to receive the compensation described in this Program for service as a member of the Board and, as applicable, for service on Board committees or in a Board leadership position.
A director who is an employee of the Company or any of its subsidiaries shall not be eligible to participate in the Program during any period in which such person is an employee.
3. Annual Board Cash Retainer
Each Non-Employee Director shall receive an annual cash retainer of $50,000 for service on the Board.
No additional fees shall be paid for attendance at individual Board or committee meetings.
4. Annual Equity Grant
Each Non-Employee Director shall receive an annual equity award having a grant-date value of $185,000, payable in the form of restricted stock units (“RSUs”), subject to the terms of the Company's applicable equity incentive plan and the applicable award agreement.
For a Non-Employee Director who received an Initial Grant (as defined below) during the prior year, the Annual Grant shall be prorated in accordance with the Company's applicable equity award procedures.
Each Annual Grant shall vest in full on the earlier of:
1.the first anniversary of the applicable grant date; or
2.the date of the Company's next annual meeting of stockholders, subject to the Non-Employee Director's continued service through the applicable vesting date, except as otherwise provided in the applicable award agreement or determined by the Board.
5. Initial Equity Grant
A Non-Employee Director appointed in connection with or following the Company’s Business Combination and initial listing on the New York Stock Exchange shall be eligible to receive an initial equity award having a grant-date value of $370,000, payable in the form of RSUs (the “Initial Grant”).
The Initial Grant shall vest in three substantially equal annual installments on each anniversary of the applicable grant date, subject to the Non-Employee Director's continued service through the applicable vesting date, except as otherwise provided in the applicable award agreement or determined by the Board.
The Initial Grant is intended to be approximately two times the value of the Annual Grant.
6. Committee Service
In addition to the Annual Board Cash Retainer and applicable equity awards, each Non-Employee Director shall receive the following annual cash retainer for service on a Board committee:

Committee	Chair	Member
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating & Governance Committee	$10,000	$5,000
A director serving as Chair of a committee shall receive the applicable Chair retainer in lieu of, and not in addition to, the applicable committee member retainer for that committee.
7. Board Leadership
In addition to the compensation otherwise payable under this Program:
Board Chair. The Non-Employee Director serving as Chair of the Board shall receive an additional annual cash retainer of $55,000.
Lead Independent Director. If the Board designates a Lead Independent Director, the Lead Independent Director shall receive an additional annual cash retainer of $15,000.
The Board Chair and Lead Independent Director retainers shall not be paid concurrently unless otherwise determined by the Board.
8. Compensation Limit
The aggregate value of compensation payable to any Non-Employee Director under this Program for any fiscal year, including cash compensation and equity compensation, shall not exceed $750,000.
For a Non-Employee Director's initial year of appointment, the applicable aggregate limit shall be $1,000,000.
For purposes of determining compliance with these limits, equity awards shall be valued in accordance with the valuation methodology applicable to the Company's equity incentive plan and applicable law.
9. Equity Awards; Applicable Plan
All RSU awards granted pursuant to this Program shall be made under the Company's applicable equity incentive plan and shall be evidenced by award agreements containing such terms and conditions as are consistent with this Program and the applicable equity incentive plan.

The number of RSUs comprising any award shall be determined based on the applicable grant-date value of the award and the methodology established under the Company's applicable equity incentive plan.
10. Proration
A Non-Employee Director who begins or ceases service during a period for which an annual cash retainer or other annual compensation is payable shall receive such compensation on a prorated basis to reflect the period of service, except as otherwise determined by the Board or provided in the applicable award agreement.
11. Administration
The Board, or a committee of the Board designated by the Board, shall administer the Program and shall have authority to interpret and administer the Program and to make such determinations as may be necessary or appropriate to implement its terms, consistent with the terms of the Program and applicable law.
The Board may amend, suspend or terminate the Program at any time, subject to applicable law and the terms of any outstanding equity awards.
12. No Employment Rights
Nothing in this Program shall be construed to create a contract of employment or other right to continued service as a director. Nothing in the Program shall limit the right of the Company or its stockholders to remove a director or otherwise affect the term of any director's service.
13. Effective Date
This Program shall be effective as of May 8, 2026, as approved by the Board, and shall apply to compensation earned or equity awards granted on or after such date, subject to the terms of any applicable award agreement.